Exhibit 99.1

PACIFIC SPECIAL ACQUISITION CORP.

Pro Forma Balance Sheet

As of October 20, 2015

	As of October 20, 2015	Pro Forma Adjustments		Pro Forma Totals
		(Unaudited)		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$757,612	$-		$757,612
Prepaid expenses and other current assets	22,100	-		22,100
Total Current Assets	779,712	-		779,712

Cash held in Trust Account	52,000,000	7,800,000	1	59,800,000
TOTAL ASSETS	$52,779,712	$7,800,000		$60,579,712

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accrued expenses	$34,800	$-		$34,800
Total Liabilities	34,800	-		34,800

Commitments
Ordinary subject to possible redemption, 4,590,856 and 5,340,856 shares at redemption value	47,744,911	7,800,000	1	55,544,911

Shareholders' Equity
Preferred shares, no par value; unlimited shares authorized, none issued and outstanding	-	-		-
Ordinary shares, no par value; unlimited shares authorized; 2,324,144 and 2,378,519 shares issued and outstanding (excluding 4,590,856 and 5,340,856 shares subject to redemption)	5,003,016	-		5,003,016
Accumulated deficit	(3,015)	-		(3,015)
Total Shareholders' Equity	5,000,001	-		5,000,001

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$52,779,712	$7,800,000		$60,579,712

Note to Pro Forma Balance Sheet

1.	Represents the underwriters election to fully exercise their over-allotment option on October 23, 2015 to purchase 750,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $7,500,000, or net proceeds of $7,256,250, after the payment of $243,750 in underwriting fees. Additionally reflects the sale of an additional 54,375 Private Units at a price of $10.00 per Unit, generating gross proceeds of $543,750. Aggregate net proceeds of $7,800,000 were placed in the Trust Account.